Scientific Games Reports Fourth Quarter and 2014 Full-Year Results

Integration Initiatives on Track

LAS VEGAS, March 11, 2015 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games" or the "Company") today reported financial results for the fourth quarter and year ended December 31, 2014. During the fourth quarter, Scientific Games completed the acquisition of Bally Technologies, Inc. ("Bally"), creating a customer-focused, innovative gaming entertainment and technology supplier of player-appealing content and world-class systems and technologies for gaming, lottery and interactive operators worldwide. Unless otherwise noted, all results for the 2014 fourth quarter and full year referenced herein include the results of operations of Bally for the 40 days following the closing of the acquisition on November 21, 2014.

"With the combination of Scientific Games and Bally, we are focused on becoming the partner of choice for gaming, lottery and interactive customers," said President and Chief Executive Officer Gavin Isaacs. "To this end, we plan to launch an exciting array of new products across our Bally, WMS, Shuffle Master, Williams, Barcrest and lottery brands throughout the world in 2015. At the same time, as we continue to invest in developing innovative new products and services to help our customers grow their businesses, we also are just as committed to quickly implement our integration plans to realize targeted cost savings and generate growing free cash flow."

Mr. Isaacs continued, "We believe that our planned new product and service introductions will demonstrate that no other company can match the breadth and depth of our differentiated solutions to address the needs of gaming, lottery and interactive customers. The diversity of our products and services and the scale of our operations uniquely position Scientific Games to effectively serve our customers and achieve long-term growth."

Summary Financial Results
($ in millions, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenue	$ 565.8	$ 401.9	$ 1,786.4	$ 1,090.9

Operating loss	(156.4)	(67.5)	(172.7)	(18.3)

Net loss	(47.1)	(3.5)	(234.3)	(30.2)

Net loss per share	(0.55)	(0.04)	(2.77)	(0.36)

Net cash provided (used) by operating activities(1)	(29.8)	75.6	203.5	171.2

Capital expenditures	62.0	53.6	238.3	165.8

Non-GAAP Financial Measures(2):

Attributable EBITDA	$ 173.3	$ 130.5	$ 556.4	$ 382.5

Free cash flow	(91.8)	22.0	(34.8)	5.4

	As of December 31,
Balance Sheet Measures:	2014	2013

Cash and cash equivalents	$ 171.8	$ 153.7

Total debt	8,516.0	3,192.6

Total assets	9,995.2	4,236.4

(1)

Net cash provided (used) by operating activities for the three months ended December 31, 2014 included a total of approximately $134.9 million of cash-based costs incurred in connection with the Bally acquisition and certain acquisition-related integration and restructuring charges.

(2)

Attributable EBITDA ("AEBITDA"), pro forma AEBITDA (discussed below), free cash flow and EBITDA from equity investments (discussed below) are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to GAAP measures in the accompanying supplemental tables at the end of this release.

On a pro forma basis, giving effect to the Bally acquisition and the related financing (as well as certain other transactions, including Bally's acquisition of Dragonplay Ltd. ("Dragonplay"), referenced in the lead-in to the table attached to this release) as if they had occurred on January 1, 2014, the combined Company would have generated 2014 full-year revenue of $2.9 billion and AEBITDA of $988.7 million (see reconciliation of pro forma net loss to pro forma AEBITDA in the table attached to this release).

Impact of Certain Significant Charges and Other Items
In the 2014 fourth quarter, the Company recorded certain charges and other items, including items related to the closing and integration of the Bally acquisition, which impacted the comparability of reported results. The impact of these items is presented in the table below:

	Cost of			Impact to:
Item	Product	Operating	Pre-tax	Net	Loss Per
($ in millions, except per share amounts)	Sales	Expense	Loss	Loss	Share
Bally accelerated equity grants at closing	$ -	$ 41.0	$ (41.0)	$ (25.4)	$ (0.30)
Long-term asset impairments and write-downs(1)		37.5	(37.5)	(23.9)	(0.28)
M&A and other charges (including impacts from purchase accounting)	6.6	30.5	(37.1)	(23.2)	(0.27)
Legal contingencies and settlements	-	24.4	(24.4)	(19.2)	(0.23)
Inventory write-downs for discontinued product lines(2)	17.8		(17.8)	(11.0)	(0.13)
Employee termination and restructuring(3)		17.5	(17.5)	(12.1)	(0.14)
Total effect on operating loss	$ 24.4	$ 150.9	$(175.3)

Bally-related financing fees	$ -	$ -	$ (64.7)	(40.1)	(0.47)
Reversal of deferred tax asset valuation allowance(4)	-	-	-	79.1	0.93
Total	$ 24.4	$ 150.9	$(240.0)	$ (75.8)	$ (0.89)

(1)  Includes a $6.0 million charge in selling, general and administrative expense for the impairment of indefinite-lived intangible assets.

(2)  Product lines discontinued as a result of the Bally acquisition.

(3)  Restructuring items relate to Bally and WMS integration activities, management changes and exiting certain operations.

(4)  In the fourth quarter of 2014, the Company recorded a $79.1 million reversal of its valuation allowance for certain U.S. deferred tax assets in light of the deferred tax liabilities resulting from the Bally acquisition.

In addition to these charges and other items, all of which were adjustments in calculating AEBITDA, the Company also incurred an additional $18.5 million of non-cash charges in the 2014 fourth quarter, consisting of $6.2 million of impairment charges associated with the Monopoly Millionaires Club™ game (of which $5.7 million impacted cost of instant games and $0.5 impacted depreciation and amortization), $5.2 million of impairment charges related to inventory obsolescence (of which $3.1 million impacted cost of services and $2.1 million impacted cost of sales), $4.0 million write-down of certain receivables from international customers included in selling general and administrative expense and an incremental $3.1 million charge in earnings (loss) from equity investments related to the additional shortfall payment booked by the Northstar Illinois joint venture for the lottery's fiscal year ended June 30, 2014.

The impact of the increased value assigned to certain long-lived assets in the purchase price accounting for the Bally transaction increased depreciation and amortization expense by $20.9 million for the 40 days following the acquisition. In addition, the impact of the write-up from assigning fair value to finished goods inventory in the purchase price accounting was $18.9 million, of which $6.6 million impacted the 40-day post-acquisition period as higher cost of product sales. Finally, the purchase price accounting reduced Bally's deferred revenue as of the acquisition date by $27.3 million, of which $4.5 million would have otherwise been recognized as revenue in the 40-day post-acquisition period, and $22.8 of which would have been recorded as revenue in future periods.

Merger Integration Update
Scott Schweinfurth, Executive Vice President and Chief Financial Officer, said, "Immediately following the completion of the Bally merger, we began to implement our integration plans. Our operating teams are making meaningful progress toward achieving the goals of improving our overall cost structure, while simultaneously enhancing our ability to further support our customers and their operations."

The following significant integration initiatives have already begun:

  A reduction in the Company's worldwide headcount and open positions of 5% by December 31, 2014, that has driven approximately $42 million in annualized savings, primarily in selling, general and administrative and research and development expenses through elimination of duplicative positions and redundancies in the Gaming and Interactive business segments.
  Relocation of our corporate headquarters to Nevada and the closure of our New York office.
  The ongoing transition and consolidation of our primary U.S. gaming machine production in Nevada (expected to be completed this summer) and the planned closure of the WMS production facility.
  Selection of the operating system software platform expected to power the next-generation gaming content for all of the Bally, WMS and Shuffle Master branded gaming machines.

In addition to $14.6 million of restructuring costs related to the Bally acquisition incurred in the 2014 fourth quarter, the Company expects to incur $30 million to $35 million of additional operating costs to achieve anticipated cost savings and $15 million to $25 million of capital expenditures related to integration efforts in 2015. In 2016, the Company expects to incur $15 million to $25 million in additional operating costs to achieve anticipated cost savings and $15 million to $25 million in additional integration-related capital expenditures.

Mr. Schweinfurth added, "We are on track to implement actions expected to yield 80% of the targeted $235 million in annualized cost savings related to the Bally merger by the end of 2015. We expect to complete our WMS integration efforts later this year, which we continue to believe will result in $115 million in annual cost savings. Additionally, the integration of Bally's acquisition of SHFL entertainment, Inc. in late 2013 has been completed, yielding $42 million in annual cost savings."

2014 Fourth Quarter Business Update

Gaming Segment
Financial results and operating metrics presented below reflect Bally's results of operations for the 40-day period following the closing of the acquisition on November 21, 2014. Bally results are included in the Company's Gaming segment, except for results from Bally's interactive products and services, including Dragonplay Ltd., which are included in the Interactive segment.

Gaming Operating Results (in millions, except units and per unit data)	Three Months Ended December 31,		Increase/(Decrease)
	2014	2013	Amount	% (1)
Revenue:
Services	$ 154.5	$ 80.1	$ 74.4%
Product sales	147.2	71.8	75.4
Total revenue	$ 301.7	$ 151.9	$ 149.8%

Cost of services	$ 37.6	$ 24.9	$ 12.7%
Cost of product sales	91.6	46.7	44.9%
Selling, general and administrative	140.5	66.5	74.0%
Research and development	33.8	16.3	17.5%
Stock-based compensation	2.0	1.8	0.2%
Employee termination and restructuring	11.3	6.6	4.7%
Depreciation and amortization	127.8	59.3	68.5%

Operating loss	$ (142.9)	$ (70.2)	$ (72.7)%

Earnings (loss) from equity investments	$ -	$ (8.5)	$ 8.5%

Attributable EBITDA(2)	$ 105.5	$ 49.1	$ 56.4%

Gaming Additional Revenue Metrics and Key Performance Indicators
Revenue by Lines of Business(3):
Gaming operations	$ 134.8	$ 77.5	$ 57.3%
Gaming machine sales	119.2	71.9	47.3%
Gaming systems	27.7	2.5	25.2%
Table products	20.0	-	20.0%
Gaming revenue	$ 301.7	$ 151.9	$ 149.8%

Gaming operations:
WAP, premium and daily fee participation units(4):
Installed base at period end	23,554	9,140	14,414%
Average installed base	14,784	9,094	5,690%
Average daily revenue per unit	$58.28	$66.67	$(8.39)%

Other leased and participation units(5):
Installed base at period end	45,867	29,289	16,578%
Average installed base	35,087	28,416	6,671%
Average daily revenue per unit	$14.78	$11.69	$ 3.09%

Gaming machine sales:
U.S. and Canadian new unit shipments	4,051	2,169	1,882%
International new unit shipments	2,049	1,724	325%
New unit shipments	6,100	3,893	2,207%

Average sales price per new unit	$16,308	$15,410	$ 898%

Table products:
Utility products sold	358	-	358%
Average sales price per unit	$16,407	-	$16,407%

Installed base at period end:
Utility products leased	9,494	-	9,494%
Proprietary table games ("PTGs")	3,148	-	3,148%
Table game progressive units, table side bets and add-ons	5,983	-	5,983%

(1)  Percentage increase (decrease) amounts are not meaningful due to the impact of the Bally acquisition.

(2)  The 2014 and 2013 periods included $1.9 million and $11.5 million, respectively, in attributable EBITDA from our equity investments in International Terminal Leasing ("ITL") and Roberts Communications Network, LLC ("RCN"); the 2013 period also included results relating to our equity investment in Sportech PLC, which was sold in the first quarter of 2014.

(3)  Gaming operations revenue is included in services revenue, gaming machine sales revenue is included in product sales revenue, gaming systems revenue is included in both services revenue and product sales revenue, and table products revenue is included in both services revenue and product sales revenue.

(4)  WAP, premium and daily-fee participation units comprise WMS and Bally participation gaming machines (WAP (wide-area progressives), LAP (local-area progressives) and standalone units) generally without fixed-term lease periods.

(5)  Other leased and participation units comprise server-based gaming machines, video lottery terminals ("VLTs"), centrally determined gaming machines, electronic table seats, Class II and other leased gaming machines.

Gaming Segment Financial Highlights

  Revenue increased $149.8 million, principally due to $148.6 million from Bally in the 40-day post-acquisition period, which included $60.3 million in service revenue and $88.3 million in product sales revenue.  The revenue increase also reflected a full quarter of WMS results (compared to 74 days in the prior-year period) and a favorable $7.1 million foreign currency translation impact, partially offset by lower WMS product sales revenue.
  Gaming operations revenue increased $57.3 million reflecting the inclusion of Bally results for the 40-day post-acquisition period and a full quarter of WMS results (compared to 74 days in the prior-year period).
  The inclusion of 15,349 Bally WAP, premium and daily-fee units to the ending installed base was partially offset by a 935 unit decrease in the legacy Gaming installed base (i.e., that which pre-existed prior to the Bally acquisition), principally reflecting industry challenges throughout 2014. The legacy Gaming ending installed base declined 142 units on a quarterly sequential basis, primarily reflecting a 259-unit decline at a single multi-site casino customer's facilities. The inclusion of Bally's installed base of WAP, premium and daily-fee units led to a $14.62 per unit decrease in the average daily revenue to $58.28. The inclusion of 18,618 Bally units in the ending installed base of other leased and participation units was partially offset by a decrease of 2,040 units in the legacy Gaming business, primarily reflecting the loss of the Betfred contract in the U.K. at the beginning of 2014. The addition of Bally's installed base of other leased and participation units increased the average daily revenue by $2.00 per unit to $14.78.
  Gaming machine sales revenue increased $47.3 million, as Bally generated $60.9 million for the 40-day post-acquisition period, which was partially offset by $13.6 million in lower WMS-branded and other legacy Gaming product sales. New gaming machine sales revenue included shipment of 6,100 units, including 2,049 new Bally units and 2,002 new WMS units to U.S. and Canadian customers and 2,049 units to international customers, including 1,052 Bally units and 997 WMS and SG Gaming UK units. Although total new unit shipments were lower on a pro forma combined basis for the full quarter, the Company believes its combined ship share, on a like-for-like basis, improved compared to the prior-year period. Other product sales revenue increased $7.9 million, inclusive of $5.4 million from Bally.
    Lower shipments of WMS branded gaming machines to U.S. and Canadian customers reflected a decline of 500 units for new casino openings and Illinois VLT operators, partially offset by an increase of 301 units to 1,964 replacement units. The decline in international shipments principally reflected continued import restrictions in Argentina and lower sales in Mexico.
  Gaming systems revenue increased $25.2 million and table products revenue increased $20.0 million, due primarily to the inclusion of Bally for the 40-day post-acquisition period.
  Operating loss increased $72.7 million as the higher revenue was more than offset by higher expenses, which included the following:
    Cost of product sales was unfavorably impacted by $17.8 million related to inventory write-downs related to certain discontinued Gaming products as a result of the Bally acquisition, $6.6 million related to the write-up to fair market value of Bally's finished goods inventory in purchase price accounting and $2.1 million of non-cash inventory charges related to product obsolescence;
    Cost of services included $3.1 million of non-cash inventory charges for product obsolescence;
    Selling, general and administrative expense included $80.2 million from Bally for the 40 days post-closing of the acquisition (inclusive of $41.0 million of charges related to the acceleration of Bally equity grants upon closing), as well as $24.4 million for legal contingencies and settlements, $9.6 million in M&A and other charges, $6.0 million of impairment charges related to indefinite-lived intangible assets and an additional $4.0 million in incremental bad debt expense;
    Research and development expense increased $17.5 million, including $13.0 million from Bally for the 40-day post-acquisition period;
    Employee termination and restructuring costs reflected $11.3 million of charges primarily for employee separations; and,
    Depreciation and amortization increased $68.5 million, including $37.6 million in incremental depreciation and amortization related to Bally for the 40-day post-acquisition period as well as $27.8 million in charges related to long-term asset impairments and write-offs.

Gaming Segment Business Development Highlights

  Launched innovative new participation games, such as The Flintstones™ and Austin Powers™ games on the WMS Gamefield xD cabinet, two Wonder Woman™ games on the Bally Pro Wave cabinet and Friends™ on the new Pro Theatre configuration of the Pro Wave cabinet.
  Signed contract to provide Peppermill Casinos with a suite of Bally Systems solutions, including the ACSC™ slot management solution,  iView™ Display Manager, Elite Bonusing Suite™ and the Company's Promotional Kiosk.
Lottery Segment
Lottery Operating Results (in millions)	Three Months Ended December 31,		Increase/(Decrease)
	2014	2013	Amount	%
Revenue:
Instant games	$ 140.6	$ 137.0	$ 3.6	2.6%
Services	52.1	57.2	(5.1)	(8.9)%
Product sales	28.4	25.8	2.6	10.1%
Total revenue	$ 221.1	$ 220.0	$ 1.1	0.5%

Cost of instant games	$ 78.9	$ 74.8	$ 4.1	5.5%
Cost of services	30.4	32.0	(1.6)	(5.0)%
Cost of product sales	21.5	17.5	4.0	22.9%
Selling, general and administrative	16.3	17.7	(1.4)	(7.9)%
Research and development	1.9	1.9	-	- %
Stock-based compensation	1.0	1.5	(0.5)	(33.3)%
Employee termination and restructuring	1.9	4.8	(2.9)	(60.4)%
Depreciation and amortization	26.3	28.9	(2.6)	(9.0)%

Operating income	$ 42.9	$ 40.9	$ 2.0	4.9%

Earnings (loss) from equity investments	$ 0.2	$ (3.0)	$ 3.2	nm

Attributable EBITDA(1)	$ 84.6	$ 91.0	$ (6.4)	(7.0)%

Lottery Additional Revenue Metrics and Key Performance Indicators
Instant games revenue:
Revenue from participation contracts	$ 70.0	$ 67.2	$ 2.8	4.2%
Revenue from price-per-unit contracts	55.2	55.5	(0.3)	(0.5)%
Revenue from licensing and player loyalty	15.4	14.3	1.1	7.7%
Instant games revenue	$ 140.6	$ 137.0	$ 3.6	2.6%

Retail sales of instant games of U.S. lottery instant game customers(2)	$ 9,794	$ 9,172	$ 622	6.8%
Italy retail sales of instant games (in €s)(2)	€ 2,466	€ 2,439	€ 27	1.1%
Retail sales of U.S. lottery systems customers(2)(3)	$ 2,088	$ 2,174	$ (86)	(4.0)%

(1)    The 2014 and 2013 periods included $12.5 million and $14.9 million, respectively, in attributable EBITDA from our equity investments in Lotterie Nazionali, Northstar New Jersey Lottery Group, LLC, Northstar Lottery Group, LLC ("Northstar Illinois"), Beijing Guard Libang Technology Co., Ltd., Beijing CITIC Scientific Games Technology Co. Ltd. ("CSG") and Hellenic Lotteries S.A.("Hellenic Lotteries").The 2014 period included $3.1 million in earnings (losses) from equity investments for an additional shortfall charge related to the Northstar Illinois joint venture for its fiscal year ended June 30, 2014

(2)    Information provided by third-party lottery operators.

(3)    U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.

Lottery Segment Financial Highlights

  Instant games revenue increased $3.6 million, inclusive of an unfavorable $3.7 million foreign currency translation impact, driven by:
    A $2.8 million increase in revenues from participation contracts, primarily as a result of higher sales to U.S. customers, including Northstar New Jersey, as well as sales to Hellenic Lotteries, which commenced sales in May 2014, partially offset by lower sales to other international customers and the exiting of certain unprofitable Mexican operations in the 2014 first quarter;
    Flat revenue from customers to which the Company supplies tickets on a price-per-unit basis, as higher revenue from U.S. customers was offset by lower revenue from international customers; and,
    A $1.1 million increase in licensing and player loyalty revenue, primarily driven by an increase in revenue from licensed games contracts.
  Services revenue declined $5.1 million, primarily reflecting lower U.S. retail sales of multi-state draw-based lottery games and the cessation of sales related to the previously announced loss of the Colorado lottery systems contract effective October 1, 2014, partially offset by higher sports betting revenue.
  Product sales revenue rose $2.6 million reflecting increased hardware sales to U.S. and European customers.
  Operating income increased $2.0 million, primarily reflecting $7.4 million in lower operating expenses including a $2.9 million decrease in employee termination and restructuring costs to $1.9 million, partially offset by $6.2 million of charges associated with the Monopoly Millionaires Club™ game (of which $5.7 million impacted cost of instant games and $0.5 impacted depreciation and amortization), which resulted from the suspension of lottery draw game ticket sales in December 2014, and $3.7 million of long term asset impairments and write-downs.

Lottery Segment Business Development Highlights

  Signed a five-year contract with the Atlantic Lottery Corporation in Canada, an existing customer, with extension opportunities (exercisable by the Lottery) for up to 15 years, to provide with the Company's AEGIS NGS lottery gaming system and Sciplay® iLottery gaming system, as well as operational monitoring and maintenance support commencing in mid-2017, with conversion to the new system expected in 2016.
  Announced the launch of a multi-state instant lottery ticket version of the Monopoly millionaires' club game along with the inaugural episode of the Monopoly millionaires' club TV game show that will air during the weekend of March 28-29, 2015.
  Signed contracts with the Pennsylvania Lottery, an existing customer, to continue the co-operative services contract and serve as the primary instant games provider through August 2017 and to provide lottery game systems and services through December 2019, with additional extension options held by the lottery.

Interactive Segment
Interactive Operating Results (in millions except ARPDAU)	Three Months Ended December 31,		Increase/(Decrease)
	2014	2013	Amount	%
Revenue:
Services	$ 43.0	$ 30.0	$ 13.0	43.3%
Total revenue	$ 43.0	$ 30.0	$ 13.0	43.3%

Cost of services	$ 15.0	$ 11.2	$ 3.8	33.9%
Selling, general and administrative	16.3	9.6	6.7	69.8%
Research and development	4.3	3.1	1.2	38.7%
Stock-based compensation	0.9	0.1	0.8	Nm
Employee termination and restructuring	2.4	1.9	0.5	26.3%
Depreciation and amortization	4.0	2.4	1.6	66.7%

Operating income	$ 0.1	$ 1.7	$ (1.6)	(94.1)%

Attributable EBITDA	$ 8.6	$ 6.1	$ 2.5	41.0%

Interactive Additional Revenue Metrics and Key Performance Indicators
Interactive - social casinos:
Average MAU(1)	7.2	4.2	3.0	71.4%
Average DAU(2)	1.8	1.2	0.6	50.0%
ARPDAU(3)	$ 0.22	$ 0.26	$(0.04)	(15.4)%

(1) MAU = Monthly Active Users and is a count of unique visitors to our site during a month.

(2) DAU = Daily Active Users and is a count of unique visitors to our site during a day.

(3) ARPDAU = Average revenue per daily active user and is calculated by dividing revenue for a period by the DAU for the period by the number of days in the period.

Interactive Segment Financial Highlights

  Interactive revenue increased $13.0 million, reflecting a full quarter of WMS results (compared to 74 days in the prior-year period), growth in DAU and $2.9 million of revenue from Bally for the 40-day post-acquisition period, partially offset by a decrease in ARPDAU.
  Operating income declined $1.6 million, primarily reflecting $3.1 million of operating losses from Bally for the 40-day post-acquisition period, $2.4 million of employee termination and restructuring costs and $1.2 million of M&A and other charges, partially offset by improved profitability of the legacy Interactive business.

Interactive Segment Business Development Highlights

  Launched the Company's iGaming and Mobile Platform with Carnival Corporation, which enables on-board guests to wager on their mobile devices throughout the ship while the ship is in international waters.
  Launched our real money gaming products with eight new customers for desktop and nine new customers for mobile.  These launches include our library of premium slot games on the bwin.party online real money gaming platform in New Jersey, which includes the BorgataCasino.com and nj.partypoker.com sites.

Corporate

  Corporate selling, general and administrative expense increased by $18.4 million to $46.8 million, which included $19.7 million of M&A and other charges compared with $11.1 million of such charges in the prior-year period, as well as higher legal expense and costs for other outside services.
  Employee termination and restructuring expense was $1.9 million compared to $9.1 million in the prior-year period.

Earnings (Loss) and EBITDA from Equity Investments

  Earnings (loss) from equity investments increased $11.7 million, primarily reflecting the absence of a $6.4 million charge in the prior-year period to write down our Guard Libang equity investment and the current-year contribution from our Hellenic Lotteries joint venture, partially offset by an early termination fee earned by ITL in the year-ago period and lower performance in LNS and Northstar Illinois (principally due to the $3.1 million shortfall-related charge) joint ventures.
  The $12.0 million decline in EBITDA from equity investments reflected the sale of our investment in Sportech PLC in the 2014 first quarter, lower performance in the LNS and Northstar Illinois joint ventures (including the impact of the $3.1 million shortfall charge) and the absence of an early termination fee in the prior-year period, partially offset by the contribution of the Hellenic Lotteries.

Liquidity and Capital Resources

  At December 31, 2014, cash and cash equivalents were $171.8 million, an increase of $18.1 million compared to December 31, 2013.
  Total debt was $8.5 billion at December 31, 2014 compared to $3.2 billion at December 31, 2013, primarily due to the financing of the $5.1 billion Bally acquisition.
  Liquidity at December 31, 2014 was $513.4 million, reflecting $171.8 million of cash and cash equivalents and $341.6 million of availability under the Company's revolving credit facility. In February 2015, availability under the Company's revolving credit facility increased by $25 million, increasing our liquidity.
  Capital expenditures increased $8.4 million year-over-year to $62.0 million for the three months ended December 31, 2014, primarily due to $14.4 million of capital expenditures by Bally during the 40-day post-acquisition period.
    For 2015, based on existing contractual obligations and planned investments, we expect to incur $320 million to $350 million of capital expenditures, including approximately $15 million to $25 million of integration-related capital expenditures.
  Net cash provided by operating activities for the three months ended December 31, 2014 decreased $105.4 million from the prior-year quarter, primarily reflecting the unfavorable change in net loss adjusted for non-cash items, which included the impact of $134.9 of cash charges for acquisition, financing, integration and other items previously noted, partially offset by the favorable change in working capital.
  The Company received total cash distributions and return of capital payments from equity investments of $9.5 million, an increase of $7.5 million compared with the prior-year quarter, including $3.4 million of return of capital payments from LNS and $6.1 million of dividends from CSG. The Company also made equity investments of $4.9 million, including a $3.7 million investment in its Northstar New Jersey joint venture, compared to $21.1 million of equity investments in the prior-year quarter.
  Free cash flow was a use of $91.8 million compared to $22.0 million generated in the prior-year period, principally reflecting the unfavorable change in net loss inclusive of the impact of the previously noted $134.9 of cash charges and a $8.4 million increase in capital expenditures, inclusive of the impact of Bally for the 40-day post-acquisition period.

Conference Call Details
Scientific Games will host a conference call today at 4:30 pm ET to review results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (866) 510-0712 (U.S. and Canada) or +1 (617) 597-5380 (international). The conference ID is SGMS. A replay of the webcast will be archived in the Investor Information section on our website.

About Scientific Games
Scientific Games Corporation (NASDAQ: SGMS) is a leading developer of technology-based products and services and associated content for worldwide gaming, lottery and interactive markets. The Company's portfolio includes gaming machines, game content and systems; table games products and utilities; instant and draw-based lottery games; server-based lottery and gaming systems; sports betting technology; loyalty and rewards programs; and interactive content and services. For more information, please visit www.scientificgames.com.

Company Contacts

Investor Relations:
Bill Pfund (847) 785-3167

Media Relations:
Mollie Cole (773) 961-1194

AUSTIN POWERS TM & © New Line Productions, Inc.
FRIENDS: TM & © Warner Bros. Entertainment Inc. (s15).
THE FLINTSTONES TM/MC & © Hanna-Barbera.
WONDER WOMAN: TM & © DC Comics.
The MONOPOLY name and logos are trademarks of Hasbro. The distinctive design of the gameboard, the four corner squares, the MR. MONOPOLY name and character, as well as each of the distinctive elements of the board and playing pieces, are trademarks of Hasbro, Inc. for its property trading game and game equipment. ©1935, 2015 Hasbro, Pawtucket, RI 02862. All Rights Reserved.

Unless otherwise noted, trademarks are owned by, or under license to or from, Scientific Games Corporation, or one or more of its directly or indirectly wholly owned companies, in the United States or elsewhere. © 2015 Scientific Games Corporation. All Rights Reserved.

Forward-Looking Statements
In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions, including declines in or slow growth of lottery retail sales or gross gaming revenues, reductions in or constraints on capital spending by gaming or lottery operators and bankruptcies of, or credit risk relating to, customers; slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines; ownership changes and consolidation in the casino industry; opposition to legalized gaming or the expansion thereof; ability to adapt to, and offer products that keep pace with, evolving technology; ability to develop successful gaming concepts and content; laws and government regulation, including those relating to gaming licenses and environmental laws; inability to identify and capitalize on trends and changes in the gaming and lottery industries, including the expansion of interactive gaming; dependence upon key providers in our social gaming business; retention and renewal of existing contracts or entry into new or revised contracts; level of our indebtedness, higher interest rates, availability and adequacy of cash flows and liquidity to satisfy obligations or future needs, and restrictions and covenants in our debt agreements; protection of our intellectual property, ability to license third party intellectual property, and the intellectual property rights of others; security and integrity of our software and systems and reliance on or failures in our information technology systems; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships, including (i) the inability of our joint venture to meet the net income targets or otherwise to realize the anticipated benefits under its private management agreement with the Illinois lottery (or in connection with any termination thereof), (ii) the inability of our joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey lottery or otherwise to realize the anticipated benefits under such agreement (including as a result of a protest) and (iii) failure to realize the anticipated benefits related to the award to our consortium of an instant lottery game concession in Greece; failure to achieve the intended benefits of the Bally acquisition or the WMS acquisition, including due to the inability to successfully integrate such acquisitions or realize synergies in the anticipated amounts or within the contemplated time-frames or cost expectations, or at all; litigation relating to the Bally acquisition; disruption of our current plans and operations in connection with the Bally acquisition and the WMS acquisition (including in connection with the integration of Bally and WMS), including departure of key personnel or inability to recruit additional qualified personnel or maintain relationships with customers, suppliers or other third parties; costs, charges and expenses relating to the Bally acquisition and the WMS acquisition; inability to complete or successfully integrate future acquisitions; incurrence of restructuring costs, revenue recognition standards and impairment charges; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including fluctuations in foreign currency exchange rates and restrictions on the import of our products; dependence on our employees; litigation and other liabilities relating to our business; influence of certain stockholders; and stock price volatility. Additional information regarding risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K. Forward-looking statements speak only as of the date they are made and, except for Scientific Games' ongoing obligations under the U.S. federal securities laws, Scientific Games undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: attributable EBITDA, pro forma attributable EBITDA, free cash flow and EBITDA from equity investments (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

The Company's management uses these non-GAAP financial measures to, among other things: (i) monitor and evaluate the performance of the Company's business operations, as well as the performance of its equity investments; (ii) facilitate management's internal comparisons of the Company's historical operating performance; (iii) facilitate management's external comparisons of the Company's results to the historical operating performance of other companies that may have different capital structures and debt levels; and (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. Accordingly, the Company's management believes that these non-GAAP financial measures are useful as they provide investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes

In particular, the Company's management believes that attributable EBITDA is helpful because this non-GAAP financial measure eliminates the effects of unusual, infrequent or other items that management believes have less bearing on the Company's underlying operating performance. Moreover, management believes attributable EBITDA and EBITDA from equity investments are useful to investors because a significant amount of the Company's business is conducted through its equity investments, and those measures eliminate financial items from the equity investees' earnings that management believes have less bearing on the equity investees' performance. Management believes that attributable EBITDA and free cash flow provide useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations. In addition, attributable EBITDA is used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Company's compensation committee).

Pro forma attributable EBITDA is presented herein as a supplemental disclosure for illustrative purposes only. In light of the recently completed Bally acquisition, Scientific Games' management believes it is useful to investors to present this non-GAAP financial measure on a pro forma basis to illustrate the combined company's attributable EBITDA for the 12 months ended December 31, 2014, as if the Bally acquisition and the related financing (and the other transactions referenced in the lead-in to the table attached to this release) had occurred on January 1, 2014. This measure should not be taken to represent how the companies would have performed had their operations been combined during the period presented, or how the companies will perform on a combined basis in any subsequent period.

Attributable EBITDA

"Attributable EBITDA," as used herein, is a non-GAAP financial measure that is presented herein as supplemental disclosure that is reconciled to net income (loss) as set forth in the schedules titled Reconciliation of Net Loss to Attributable EBITDA below.

Attributable EBITDA, as used herein, is derived from the definition of "consolidated EBITDA" in our credit agreement and includes our consolidated EBITDA plus (without duplication) our pro rata share of the EBITDA of our joint ventures and minority equity investments, subject to adjustments only to the extent contemplated by the definition of "consolidated EBITDA" in our credit agreement ("credit agreement adjustments").

The Company anticipates that it will not include certain credit agreement adjustments in attributable EBITDA for purposes of the Company's earnings releases (and has not included those adjustments in the calculation of attributable EBITDA in this earnings release). For example, we do not expect to give effect in attributable EBIDTA to certain "pro forma" adjustments contemplated by the credit agreement (including adjustments for acquisitions or dispositions), expected cost savings and other synergies, franchise taxes, Sarbanes-Oxley compliance costs or certain charges related to Northstar Illinois. Attributable EBIDTA for purposes of the Company's earnings releases will not include any add-backs beyond those contemplated by the credit agreement adjustments.

"Consolidated EBITDA" as defined in our credit agreement means, for any period, "consolidated net income" as defined in the credit agreement for such period plus, without duplication and, if applicable, except with respect to clauses (9), (10), (16) and (19) below, to the extent deducted in calculating such consolidated net income for such period, the sum of: (1) provisions for income (or similar) taxes, including franchise, excise and similar taxes and foreign withholding taxes; (2) interest expense (net of interest income, other than interest income earned on customer accounts), net losses on interest rate hedging obligations, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with debt; (3) depreciation and amortization expense and impairment charges; (4) extraordinary, unusual or non-recurring charges, expenses or losses, including severance costs and legal and settlements; (5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period); (6) non-cash stock-based compensation expenses; (7) transaction costs, fees, losses and expenses (whether or not any transaction is consummated); (8) management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid; (9) proceeds from any business interruption insurance (to the extent not reflected as revenue or income); (10) certain pro forma cost savings and other synergies; (11) earn-out and similar obligations incurred in connection with any acquisition or other investment; (12) charges and expenses to the extent indemnified or insured by a third party to the extent that coverage has not been denied (other than any such denial that is being contested in good faith) and so long as such amounts are actually reimbursed within one year; (13) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; (14) costs of surety bonds in connection with financing activities, (15) costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002; (16) certain identified pro forma adjustments; (17) charges or expenses attributable to cost savings initiatives, business optimization, management changes, restructurings and integrations; (18) (a) any net loss resulting from hedge agreements and the application of FASB ASC 815 or currency translation losses related to currency re-measurements of debt and (b) the amount of loss resulting from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; (19) cash receipts not included in consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of consolidated EBITDA for any previous period and not added back; (20) up-front fees and certain other costs in connection with certain lottery or gaming licenses or concessions; and (21) charges not to exceed $8 million in respect of liabilities of Northstar Illinois, as disclosed in our quarterly report for the fiscal quarter ended June 30, 2014; minus, to the extent reflected in the statement of such consolidated net income for such period, the sum, without duplication, of: (1) any extraordinary, unusual or non-recurring income or gains; (2) non-cash income or gains (other than the accrual of revenue in the ordinary course), subject to specified exceptions; (3) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; (4) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased consolidated net income in a prior period); (5) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; and (6) (a) any net gain resulting from hedge agreements and the application of FASB ASC Topic 815, (b) any net gain resulting in such period from currency translation gains related to currency re-measurements of debt and (c) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing. "Consolidated EBITDA" is subject to certain pro forma adjustments in connection with material acquisitions and dispositions as provided in the credit agreement. "Consolidated EBITDA" also includes our pro rata share of the EBITDA of our joint ventures and minority equity investments (without duplication of amounts otherwise constituting consolidated net income, as noted above). The foregoing definition of "consolidated EBITDA" is summary in nature and is qualified in its entirety by reference to the full text of such definition in the Company's credit agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2014.

Pro forma attributable EBITDA

Pro forma attributable EBITDA, as used herein, represents our attributable EBITDA (as defined above) for the 12 months ended December 31, 2014 giving effect to the Bally acquisition and the related financing (and the other transactions referenced in the lead-in to the table attached to this release) as if they had occurred on January 1, 2014. Pro forma attributable EBITDA is a non-GAAP financial measure that is presented herein as supplemental disclosure for illustrative purposes only and is reconciled to pro forma net loss in a schedule below.

Free Cash Flow

Free cash flow, as used herein, represents net cash provided (used) by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of the EBITDA (i.e., earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other) of our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Instant games	$ 140.6	$ 137.0	$ 533.0	$ 516.0
Services	249.6	167.3	788.5	415.0
Product sales	175.6	97.6	464.9	159.9
Total revenue	565.8	401.9	1,786.4	1,090.9

Operating expenses:
Cost of instant games (1)	78.9	74.8	291.4	285.1
Cost of services (1)	83.0	68.1	283.7	203.1
Cost of product sales (1)	113.1	64.2	274.3	103.5
Selling, general and administrative	225.9	127.3	507.7	266.4
Research and development	40.0	21.3	117.0	26.0
Employee termination and restructuring	17.5	22.4	30.7	22.7
Depreciation and amortization	163.8	91.3	454.3	202.4
Operating loss	(156.4)	(67.5)	(172.7)	(18.3)
Other (expense) income:
Interest expense	(164.3)	(44.2)	(307.2)	(119.5)
Earnings (loss) from equity investments	0.2	(11.5)	(7.6)	1.5
Loss on early extinguishment of debt	-	(5.9)	(25.9)	(5.9)
Gain on sale of equity interest	-	-	14.5	-
Other expense, net	(5.2)	(0.3)	4.0	(1.1)
Total other expense, net	(169.3)	(61.9)	(322.2)	(125.0)
Net loss from continuing operations before income taxes	(325.7)	(129.4)	(494.9)	(143.3)
Income tax benefit	278.6	128.9	260.6	117.7
Net loss from continuing operations	$ (47.1)	$ (0.5)	$ (234.3)	$ (25.6)

Discontinued operations:
Loss from discontinued operations	$ -	$ (0.3)	$ -	$ (3.0)
Gain on sale of assets	-	-	-	0.8
Income tax expense	-	(2.7)	-	(2.4)
Net loss from discontinued operations	$ -	$ (3.0)	$ -	$ (4.6)

Net loss	$ (47.1)	$ (3.5)	$ (234.3)	$ (30.2)

Basic net loss per share:
Continuing operations	$ (0.55)	$ (0.01)	$ (2.77)	$ (0.30)
Discontinued operations	-	(0.03)	-	(0.06)
Total basic net loss per share	$ (0.55)	$ (0.04)	$ (2.77)	$ (0.36)

Diluted net loss per share:
Continuing operations	$ (0.55)	$ (0.01)	$ (2.77)	$ (0.30)
Discontinued operations	-	(0.03)	-	(0.06)
Total diluted net loss per share	$ (0.55)	$ (0.04)	$ (2.77)	$ (0.36)

Weighted average number of shares used in per share calculations:
Basic shares	84.9	85.2	84.6	85.0
Diluted shares	84.9	85.2	84.6	85.0

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$ 171.8	$ 153.7
Restricted cash	27.2	10.9
Accounts receivable, net	468.4	346.0
Notes receivable, net	188.7	158.7
Inventories	265.6	137.8
Deferred income taxes, current portion	72.8	31.0
Prepaid expenses, deposits and other current assets	213.8	119.3
Total current assets	1,408.3	957.4

Long-term restricted cash	16.8	-
Property and equipment, net	1,012.8	773.1
Long-term notes receivable	87.5	72.6
Goodwill	4,108.3	1,183.1
Intangible assets, net	2,251.6	411.1
Software, net	592.7	343.5
Equity investments	288.2	367.2
Other assets	229.0	128.4
Total assets	$ 9,995.2	$ 4,236.4

Liabilities and Stockholders' Equity:
Debt payments due within one year	$ 50.6	$ 30.4
Accounts payable	155.8	140.9
Accrued liabilities	453.9	280.3
Total current liabilities	660.3	451.6

Deferred income taxes	628.8	138.0
Other long-term liabilities	236.8	109.6
Long-term debt, excluding current installments	8,465.4	3,162.2
Total stockholders' equity	3.9	375.0
Total liabilities and stockholders' equity	$ 9,995.2	$ 4,236.4

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net loss	$ (47.1)	$ (3.5)	$ (234.3)	$ (30.2)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	163.8	91.3	454.3	203.0
Change in deferred income taxes	(265.4)	(109.3)	(260.2)	(107.8)
Stock-based compensation	6.0	5.1	24.1	22.3
Non-cash interest expense	6.6	3.6	19.4	8.7
(Earnings) loss from equity investments, net	(0.2)	11.5	7.6	(1.5)
Distributed earnings from equity investments	6.1	0.7	28.5	29.5
Loss on early extinguishment of debt	-	5.9	25.9	5.9
Gain on sale of equity interest	-	-	(14.5)	-
Changes in current assets and liabilities, net of effects of acquisitions and other	100.4	70.3	152.7	41.3
Net cash provided (used) by operating activities	(29.8)	75.6	203.5	171.2

Cash flows from investing activities:
Capital expenditures	(62.0)	(53.6)	(238.3)	(165.8)
Proceeds from asset disposals	-	-	0.5	0.9
Change in other assets and liabilities, net	0.6	(1.4)	0.4	(1.6)
Additions to equity method investments	(4.9)	(21.1)	(48.2)	(86.1)
Distributions of capital on equity investments	3.4	1.3	48.8	20.7
Proceeds from sale of equity interest	-	-	44.9	10.0
Restricted cash	0.7	(0.7)	(0.4)	30.1
Business acquisitions, net of cash acquired	(3,140.6)	(1,472.5)	(3,140.6)	(1,472.9)
Net cash used in investing activities	(3,202.8)	(1,548.0)	(3,332.9)	(1,664.7)

Cash flows from financing activities:
Long term debt, net	3,424.1	1,632.9	3,394.7	1,623.3
Common stock repurchases	-	(0.8)	(29.5)	(0.8)
Contingent earnout payments	(3.0)	-	(13.2)	-
Payments of financing fees	(139.8)	(80.6)	(162.6)	(82.6)
Excess tax effect from stock-based compensation plans	0.3	0.9	0.3	0.9
Payments on license obligations	(6.6)	-	(13.6)	-
Net redemptions of common stock under stock-based compensation plans	0.1	-	(18.7)	(2.1)
Net cash provided by financing activities	3,275.1	1,552.4	3,157.4	1,538.7
Effect of exchange rate changes on cash and cash equivalents	(3.2)	0.2	(9.9)	(0.5)
Increase in cash and cash equivalents	39.3	80.2	18.1	44.7
Cash and cash equivalents, beginning of period	132.5	73.5	153.7	109.0
Cash and cash equivalents, end of period	$ 171.8	$ 153.7	$ 171.8	$ 153.7

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended December 31, 2014

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 140.6	$ -	$ -	$ 140.6
Services	154.5	52.1	43.0	-	249.6
Product sales	147.2	28.4	-	-	175.6
Total revenue	$ 301.7	$ 221.1	$ 43.0	$ -	$ 565.8

Operating expenses:
Cost of instant games (1)	$ -	$ 78.9	$ -	$ -	$ 78.9
Cost of services (1)	37.6	30.4	15.0	-	83.0
Cost of product sales (1)	91.6	21.5	-	-	113.1
Selling, general and administrative	140.5	16.3	16.3	46.8	219.9
Research and development	33.8	1.9	4.3	-	40.0
Stock-based compensation	2.0	1.0	0.9	2.1	6.0
Employee termination and restructuring	11.3	1.9	2.4	1.9	17.5
Depreciation and amortization	127.8	26.3	4.0	5.7	163.8
Operating (loss) income	$ (142.9)	$ 42.9	$ 0.1	$ (56.5)	$ (156.4)

Other (expense) income:
Interest expense					$ (164.3)
Earnings from equity investments	$ -	$ 0.2	$ -		0.2
Other expense, net				$ (5.2)	(5.2)
Total other expense, net					$ (169.3)

Net loss from continuing operations before income taxes					$ (325.7)
Income tax benefit					278.6
Net loss from continuing operations					$ (47.1)

Discontinued operations:
Net loss from discontinued operations					$ -

Net loss					$ (47.1)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (47.1)
Employee termination and restructuring (2)	$ 11.3	$ 1.9	$ 2.4	$ 1.9	17.5
M&A and other charges (incl. purchase accounting) (2)	16.2	-	1.2	19.7	37.1
Bally accelerated equity grants at closing (2)	41.0	-	-	-	41.0
Legal contingencies and settlements (2)	24.4	-	-	-	24.4
Inventory write-downs for discontinued product lines (2)	17.8	-	-	-	17.8
Impairment of intangible assets with indefinite useful lives (2)	6.0	-	-	-	6.0
Depreciation and amortization:
Long term asset impairments and write-downs (2)	27.8	3.7	-	-	31.5
Other	100.0	22.6	4.0	5.7	132.3
Other expense, net	-	-	-	6.9	6.9
Interest expense:
Bally financing fees (2)	-	-	-	-	64.7
Other	-	-	-	-	99.6
Income tax benefit	-	-	-	-	(278.6)
Stock-based compensation	2.0	1.0	0.9	2.1	6.0
EBITDA from equity investments (3)	1.9	12.5	-	-	14.4
Earnings from equity investments	-	(0.2)	-	-	(0.2)
Attributable EBITDA	$ 105.5	$ 84.6	$ 8.6	$ (25.4)	$ 173.3

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $85.1 million.
(3) The Company received $9.5 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended December 31, 2013

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 137.0	$ -	$ -	$ 137.0
Services	80.1	57.2	30.0	-	167.3
Product sales	71.8	25.8	-	-	97.6
Total revenue	$ 151.9	$ 220.0	$ 30.0	$ -	$ 401.9

Operating expenses:
Cost of instant games (1)	$ -	$ 74.8	$ -	$ -	$ 74.8
Cost of services (1)	24.9	32.0	11.2	-	68.1
Cost of product sales (1)	46.7	17.5	-	-	64.2
Selling, general and administrative	66.5	17.7	9.6	28.4	122.2
Research and development	16.3	1.9	3.1	-	21.3
Stock-based compensation	1.8	1.5	0.1	1.7	5.1
Employee termination and restructuring	6.6	4.8	1.9	9.1	22.4
Depreciation and amortization	59.3	28.9	2.4	0.7	91.3
Operating (loss) income	$ (70.2)	$ 40.9	$ 1.7	$ (39.9)	$ (67.5)

Other (expense) income:
Interest expense					$ (44.2)
Loss from equity investments	$ (8.5)	$ (3.0)	$ -		(11.5)
Loss on early extinguishment of debt				$ (5.9)	(5.9)
Other expense, net				(0.3)	(0.3)
Total other expense, net					$ (61.9)

Net loss from continuing operations before income taxes					$ (129.4)
Income tax benefit					128.9
Net loss from continuing operations					$ (0.5)

Discontinued operations:
Net loss from discontinued operations					$ (3.0)

Net loss					$ (3.5)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (3.5)
Employee termination and restructuring (2)	$ 6.6	$ 4.8	$ 1.9	$ 9.1	22.4
M&A and other charges (incl. purchase accounting) (2)	15.6	-	-	11.1	26.7
Legal contingencies and settlements (2)	24.5	-	-	-	24.5
Loss on early extinguishment of debt	-	-	-	5.9	5.9
Depreciation and amortization:
Long term asset impairments and write-downs (2)	8.0	5.6	-	-	13.6
Other	51.3	23.3	2.4	0.7	77.7
Other expense, net	-	-	-	1.9	1.9
Net loss from discontinued operations	-	-	-	-	3.0
Interest expense	-	-	-	-	44.2
Income tax benefit	-	-	-	-	(128.9)
Stock-based compensation	1.8	1.5	0.1	1.7	5.1
EBITDA from equity investments (3)	11.5	14.9	-	-	26.4
Loss from equity investments	8.5	3.0	-	-	11.5
Attributable EBITDA	$ 49.1	$ 91.0	$ 6.1	$ (15.7)	$ 130.5

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $9.2 million.
(3) The Company received $2.0 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Twelve Months Ended December 31, 2014

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 533.0	$ -	$ -	$ 533.0
Services	442.6	201.4	144.5	-	788.5
Product sales	363.8	101.1	-	-	464.9
Total revenue	$ 806.4	$ 835.5	$ 144.5	$ -	$ 1,786.4

Operating expenses:
Cost of instant games (1)	$ -	$ 291.4	$ -	$ -	$ 291.4
Cost of services (1)	111.0	120.8	51.9	-	283.7
Cost of product sales (1)	195.5	78.8	-	-	274.3
Selling, general and administrative	229.3	67.4	55.1	131.8	483.6
Research and development	98.7	4.6	13.7	-	117.0
Stock-based compensation	6.0	5.9	2.2	10.0	24.1
Employee termination and restructuring	15.5	3.5	7.1	4.6	30.7
Depreciation and amortization	318.7	97.1	13.3	25.2	454.3
Operating (loss) income	$ (168.3)	$ 166.0	$ 1.2	$ (171.6)	$ (172.7)

Other (expense) income:
Interest expense					$ (307.2)
Earnings (loss) from equity investments	$ 3.3	$ (10.9)	$ -		(7.6)
Loss on early extinguishment of debt				$ (25.9)	(25.9)
Gain on sale of equity interest				14.5	14.5
Other income, net				4.0	4.0
Total other expense, net					$ (322.2)

Net loss from continuing operations before income taxes					$ (494.9)
Income tax benefit					260.6
Net loss from continuing operations					$ (234.3)

Discontinued operations:
Net loss from discontinued operations					$ -

Net loss					$ (234.3)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (234.3)
Employee termination and restructuring (2)	$ 15.5	$ 3.5	$ 7.1	$ 4.6	30.7
M&A and other charges (incl. purchase accounting) (2)	19.8	-	1.2	28.7	49.7
Bally accelerated equity grants at closing (2)	41.0	-	-	-	41.0
Legal contingencies and settlements (2)	24.8	-	-	-	24.8
Inventory write-downs for discontinued product lines (2)	17.8	-	-	-	17.8
Impairment of intangible assets with indefinite useful lives (2)	6.0	-	-	-	6.0
Loss on early extinguishment of debt	-	-	-	25.9	25.9
Depreciation and amortization:
Long term asset impairments and write-downs (2)	27.8	3.7	-	-	31.5
Other	290.9	93.4	13.3	25.2	422.8
Gain on sale of equity interest	-	-	-	(14.5)	(14.5)
Other expense, net	-	-	-	5.9	5.9
Interest expense:
Bally financing fees	-	-	-	-	64.7
Other	-	-	-	-	242.5
Income tax benefit	-	-	-	-	(260.6)
Stock-based compensation	6.0	5.9	2.2	10.0	24.1
EBITDA from equity investments (3)	10.4	60.4	-	-	70.8
(Earnings) loss from equity investments	(3.3)	10.9	-	-	7.6
Attributable EBITDA	$ 291.7	$ 332.9	$ 25.0	$ (93.2)	$ 556.4

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $85.1 million.
(3) The Company received $77.4 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Twelve Months Ended December 31, 2013

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 516.0	$ -	$ -	$ 516.0
Services	181.8	203.2	30.0	-	415.0
Product sales	88.7	71.2	-	-	159.9
Total revenue	$ 270.5	$ 790.4	$ 30.0	$ -	$ 1,090.9

Operating expenses:
Cost of instant games (1)	$ -	$ 285.1	$ -	$ -	$ 285.1
Cost of services (1)	77.9	113.8	11.4	-	203.1
Cost of product sales (1)	56.4	47.1	-	-	103.5
Selling, general and administrative	84.2	65.0	10.0	84.9	244.1
Research and development	17.4	5.5	3.1	-	26.0
Stock-based compensation	2.9	5.7	0.1	13.6	22.3
Employee termination and restructuring	6.7	5.1	1.9	9.0	22.7
Depreciation and amortization	103.9	94.5	2.7	1.3	202.4
Operating (loss) income	$ (78.9)	$ 168.6	$ 0.8	$ (108.8)	$ (18.3)

Other (expense) income:
Interest expense					$ (119.5)
Earnings (loss) from equity investments	$ (12.1)	$ 13.6	$ -		1.5
Loss on early extinguishment of debt				$ (5.9)	(5.9)
Other expense, net				(1.1)	(1.1)
Total other expense, net					$ (125.0)

Net loss from continuing operations before income taxes					$ (143.3)
Income tax benefit					117.7
Net loss from continuing operations					$ (25.6)

Discontinued operations:
Net loss from discontinued operations					$ (4.6)

Net loss					$ (30.2)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (30.2)
Employee termination and restructuring (2)	$ 6.7	$ 5.1	$ 1.9	$ 9.0	22.7
Other employee severance(2)	1.5	0.5	-	-	2.0
M&A and other charges (incl. purchase accounting) (2)	15.6	-	-	20.6	36.2
Legal contingencies and settlements (2)	24.5	-	-	-	24.5
Loss on early extinguishment of debt	-	-	-	5.9	5.9
Depreciation and amortization:
Long term asset impairments and write-downs (2)	16.7	5.6	-	-	22.3
Other	87.2	88.9	2.7	1.3	180.1
Other expense, net	-	-	-	3.1	3.1
Net loss from discontinued operations	-	-	-	-	4.6
Interest expense	-	-	-	-	119.5
Income tax benefit	-	-	-	-	(117.7)
Stock-based compensation	2.9	5.7	0.1	13.6	22.3
EBITDA from equity investments (3)	22.7	66.0	-	-	88.7
(Earnings) loss from equity investments	12.1	(13.6)	-	-	(1.5)
Attributable EBITDA	$ 98.9	$ 340.4	$ 5.5	$ (62.3)	$ 382.5

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $11.6 million.
(3) The Company received $50.2 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net cash provided (used) by operating activities	$ (29.8)	$ 75.6	$ 203.5	$ 171.2

Less: Additions to property and equipment	(9.3)	(6.6)	(41.7)	(29.4)
Less: Lottery and gaming services expenditures	(34.4)	(33.0)	(107.5)	(84.3)
Less: Intangible assets and software expenditures	(18.3)	(14.0)	(89.1)	(52.1)
Total capital expenditures	$ (62.0)	$ (53.6)	$ (238.3)	$ (165.8)

Free cash flow	$ (91.8)	$ 22.0	$ (34.8)	$ 5.4

Items not included above:
During the quarter ended December 31, 2014, the Company received a return of capital payment from
LNS of $3.4 million. During the quarter ended December 31, 2013, the Company received a return of capital payment from ITL of $1.3 million.

During the quarter ended September 30, 2014, the Company received a return of capital payment from LNS of $5.6 million and a return of capital payment from ITL of $6.9 million. During the quarter ended
September 30, 2013, the Company received a return of capital payment from ITL of $1.1 million and a return of capital payment from LNS of $2.0 million.

During the quarter ended June 30, 2014, the Company received a return of capital payment from ITL of $10.5 million. During the quarter ended June 30, 2013, the Company received a return of capital payment from LNS of $13.9 million and a return of capital payment from CLN of $2.2 million.

During the quarter ended March 31, 2014, the Company received a return of capital payment from LNS of
$22.4 million and proceeds from the sale of its equity interest in Sportech Plc of $44.9 million. During the quarter ended March 31, 2013, the Company received no return of capital payments related to its equity investments.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENT TO EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
EBITDA from equity investments (1):
(Loss) Earnings from equity investments	$ 0.2	$ (11.5)	$ (7.6)	$ 1.5
Add: Income tax expense	2.0	2.8	11.1	11.1
Add: Depreciation and amortization	10.2	27.6	43.8	66.3
Add: Impairment of equity investment	-	-	19.7	-
Add: Interest expense, net of other	2.0	7.5	3.8	9.8
EBITDA from equity investments	$ 14.4	$ 26.4	$ 70.8	$ 88.7

(1) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l.,
Roberts Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Beijing Guard
Libang Technology Co., Ltd., Northstar Lottery Group, LLC, Northstar New Jersey Lottery Group, LLC
(beginning October 1, 2013), Hellenic Lotteries S.A. (beginning May 6, 2014), and Sportech, Plc until the
Company sold its equity interest on January 9, 2014.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
PRO FORMA RESULTS AND RECONCILIATION OF PRO FORMA NET LOSS TO PRO FORMA ATTRIBUTABLE EBITDA
(Unaudited, in millions)

The table below presents unaudited pro forma combined results of operations of the Company for the twelve months ended December 31, 2014 giving effect to (1) the Bally acquisition and the related financing transactions, (2) Bally's acquisition of Dragonplay on July 1, 2014 and the related purchase accounting adjustments, and (3) the issuance by Scientific Games International, Inc. of $350 million in aggregate principal amount of its 6.625% senior subordinated notes due 2021 on June 4, 2014 and the subsequent purchase and redemption of its 9.250% senior subordinated notes due 2019 (collectively, the "Transactions") as if the Transactions had occurred on January 1, 2014.   The pro forma results have been derived by the application of pro forma adjustments to the historical audited and/or unaudited consolidated financial statements and/or financial information of the Company, Bally and Dragonplay. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been had the Transactions been completed on January 1, 2014.  In addition, the pro forma information does not purport to project the future operating results of the Company.  As of the date hereof, the Company has not finalized its valuation work necessary to arrive at the required estimates of fair value of the assets acquired and liabilities assumed in the Bally acquisition and the related allocation of the purchase price is based on preliminary estimates.  Due to the fact that the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the Bally acquisition may differ materially from the information presented herein.  The pro forma financial information does not reflect (1) any anticipated synergies or costs to achieve anticipated synergies (not reflected in the historical financial information) or (2) the impact of non-recurring items directly related to the Transactions.  For additional information regarding the pro forma results presented in the table below, please see note 3 to the Company's consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, anticipated to be filed with the SEC on March 16, 2014.  The pro forma financial information should be read in conjunction with those financial statements and the historical financial statements of Bally that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on February 3, 2015.

	Scientific Games					Scientific Games
	Reported	Bally Pro Forma	Bally			Pro Forma
	Twelve Months Ended	Nine Months Ended	52 Day Pre- acquisition	Pro Forma		Twelve Months Ended
	December 31, 2014	September 30, 2014	Period	Adjustments		December 31, 2014

Revenue:
Instant games	$ 533.0	$ -	$ -	$ -		$ 533.0
Services	788.5	413.0	56.6	-		1,258.1
Product sales	464.9	605.0	84.9	-		1,154.8
Total revenue	$ 1,786.4	$ 1,018.0	$ 141.5	$ -		$ 2,945.9

Cost of revenue
Cost of instant games (1)	$ 291.4	$ -	$ -	$ -		$ 291.4
Cost of services (1)	283.7	132.5	26.3	(71.7)	(2)	370.8
Cost of product sales (1)	274.3	236.9	25.3	(6.6)	(3)	529.9
Selling, general and administrative	483.6	261.8	65.6	(119.8)	(4)	691.2
Research and development	117.0	108.1	18.5	-		243.6
Stock-based compensation	24.1	10.8	1.9	-		36.8
Employee termination and restructuring	30.7	-	-	-		30.7
Depreciation and amortization	454.3	69.0	12.1	234.6	(5)	770.0
Operating (loss) income	$ (172.7)	$ 198.9	$ (8.2)	$ (36.6)		$ (18.6)

Other (expense) income
Interest expense	$ (307.2)	$ (58.9)	$ (10.2)	$ (285.7)	(6)	$ (662.0)
Loss from equity investments	(7.6)	-	-	-		(7.6)
Loss on early extinguishment of debt	(25.9)	(7.3)	-	25.9	(7)	(7.3)
Gain on sale of equity interest	14.5	-	-	-		14.5
Other income, net	4.0	0.6	0.4	-		5.0
Total other expense, net	$ (322.2)	$ (65.6)	$ (9.8)	$ (259.8)		$ (657.4)

Net loss from continuing operations before taxes	$ (494.9)	$ 133.3	$ (18.0)	$ (296.4)		$ (676.0)
Income tax benefit (expense)	260.6	(56.5)	9.2	33.0	(8)	246.3
Net (loss) income	$ (234.3)	$ 76.8	$ (8.8)	$ (263.4)		$ (429.7)

Reconciliation of Net Loss to Attributable EBITDA

Net (loss) Income	(234.3)	76.8	(8.8)	(263.4)		(429.7)
Employee termination and restructuring	30.7	-	-	-		30.7
M&A and other charges (incl. purchase accounting)	49.7	26.7	18.2	(66.0)		28.6
Bally accelerated equity grants at closing	41.0	-	-	(41.0)		0.0
Legal contingencies and settlement costs	24.8	-	-	-		24.8
Inventory write-downs for discontinued product lines	17.8	-	-	-		17.8
Impairment of intangible assets with indefinite useful lives	6.0	-	-	-		6.0
Loss on early extinguishment of debt, net	25.9	7.3	-	(25.9)		7.3
Depreciation and amortization:
Long-term asset impairments and write-downs	31.5	-	-	-		31.5
Other	422.8	129.9	22.9	162.9		738.5
Gain on sale of equity interest	(14.5)	-	-	-		(14.5)
Other expense, net	5.9	9.6	1.3			16.8
Interest expense:
Bally debt fees	64.7	-	-	-		64.7
Other	242.5	58.9	10.2	285.7		597.3
Income tax expense (benefit)	(260.6)	56.5	(9.2)	(33.0)		(246.3)
Stock-based compensation	24.1	10.8	1.9	-		36.8
EBITDA from equity investments	70.8	-	-	-		70.8
Loss from equity investments	7.6	-	-	-		7.6
Attributable EBITDA	$ 556.4	$ 376.5	$ 36.5	$ 19.3		$ 988.7

(1) Exclusive of depreciation and amortization.
(2) Adjustment to re-classify depreciation expense included in cost of services to the depreciation and amortization line item, in line with the Company's presentation.
(3) Adjustment to reverse the impact of purchase accounting adjustments on the carrying value of Bally finished goods inventory.

(4) Adjustments to (a) reverse acquisition-related fees and expenses and (b) re-classify amortization of gaming laboratory testing fees within the selling, general and administrative line item to amortization expense within the depreciation and amortization line item, in line with the Company's presentation.

(5) Adjustment to reflect additional depreciation and amortization expense required under purchase accounting and reclassifications referred to in footnotes (2) and (4).

(6) Adjustment to reflect the additional interest expense that would have been incurred during the pre-acquisition period under our amended credit agreement and senior secured and unsecured notes, and the refinancing of the 2019 notes.

(7) Adjustment to reverse the loss on extinguishment of debt recorded in connection with the purchase and redemption of the 2019 Notes.

(8) Adjustment to (a) reflect the income tax benefit of the pro forma adjustments made to the pro forma statement of operations calculated at the statutory rates in effect in each significant jurisdiction and (b) reflect the reversal of the income tax benefit resulting from the partial release of the valuation allowance on Scientific Games' net U.S. deferred tax assets related to the net deferred tax liabilities recognized in conjunction with the Bally Acquisition.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - HISTORICAL SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL REVENUE METRICS
(Unaudited)
(in millions, except unit, per unit data and ARPDAU)

The table below presents certain historical data for the Company and its subsidiaries for the periods presented.  The information presented below includes the results of Bally only from the date of the its acquisition by the Company on November 21, 2014 and the results of WMS from the date of its acquisition by the Company on October 18, 2013. The information set forth in the table below should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The results of the Interactive segment were previously included in the Gaming segment. Bally's previous disclosure categories have been conformed to Scientific Games categories.

						Twelve Months
	Three Months Ended					Ended

	December 31,	March 31,	June 30,	September 30,	December 31,	December 31,
Gaming Revenue - Key Performance Indicators	2013	2014	2014	2014	2014	2014

WAP, premium and daily-fee participation products (1):
WAP participation units	3,817	3,775	3,707	3,625	5,749	5,749
Premium and daily-fee participation units	5,323	4,896	4,661	4,722	17,805	17,805
Installed base at period end	9,140	8,671	8,368	8,347	23,554	23,554
Average installed base	9,094	8,769	8,295	8,194	14,784	10,024
Average daily revenue per unit	$ 66.67	$ 72.21	$ 75.45	$ 74.98	$ 58.28	$ 68.25

Other participation and leased units (2):
Installed base at period end	29,289	28,050	27,075	27,418	45,867	45,867
Average installed base	28,416	29,362	27,906	27,151	35,087	29,893
Average daily revenue per unit	$ 11.69	$ 11.59	$ 12.38	$ 12.63	$ 14.78	$ 12.95

Gaming machine sales:
U.S. and Canadian new unit shipments	2,169	2,036	2,553	1,933	4,051	10,573
International new unit shipments	1,724	1,478	1,550	1,362	2,049	6,439
New unit shipments	3,893	3,514	4,103	3,295	6,100	17,012
Average sales price per new unit	$ 15,410	$ 14,189	$ 14,568	$ 14,638	$ 16,308	$ 15,127

Table products:
Utility products sold	-	-	-	-	358	358
Average sales price per unit	$ -	$ -	$ -	$ -	$ 16,407	$ 16,407

Table products installed base at period end:
Utility products leased	-	-	-	-	9,494	9,494
Proprietary table games ("PTGs")	-	-	-	-	3,148	3,148
Table game progressive units, table side bets and add-ons	-	-	-	-	5,983	5,983

Gaming Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Gaming operations	$ 77.5	$ 93.1	$ 93.1	$ 93.0	$ 134.8	$ 414.0
Gaming machine sales	71.9	67.2	80.6	67.9	119.2	334.9
Gaming systems	2.5	3.1	3.2	3.5	27.7	37.5
Table products	-	-	-	-	20.0	20.0
Gaming revenue	$ 151.9	$ 163.4	$ 176.9	$ 164.4	$ 301.7	$ 806.4

Gaming operations:
WAP, premium and daily-fee participation products (1)	$ 44.9	$ 57.0	$ 57.0	$ 56.5	$ 79.3	$ 249.8
Other leased and participation products (2)	30.5	30.6	31.4	31.6	47.7	141.3
Other services revenue	2.1	5.5	4.7	4.9	7.8	22.9
Gaming operations revenue	$ 77.5	$ 93.1	$ 93.1	$ 93.0	$ 134.8	$ 414.0

Gaming machine sales:
New gaming machines sales	$ 60.0	$ 49.9	$ 59.8	$ 48.2	$ 99.4	$ 257.3
Other product sales	11.9	17.3	20.8	19.7	19.8	77.6
Gaming machine sales revenue	$ 71.9	$ 67.2	$ 80.6	$ 67.9	$ 119.2	$ 334.9

Gaming systems:
Hardware	$ (0.1)	$ 0.3	$ 0.2	$ 0.4	$ 10.7	$ 11.6
Software and services (3)	2.6	2.8	3.0	3.1	7.2	16.1
Maintenance	-	-	-	-	9.8	9.8
Gaming systems revenue	$ 2.5	$ 3.1	$ 3.2	$ 3.5	$ 27.7	$ 37.5

Lottery Revenue - Key Performance Indicators
Instant games by revenue type:
Participation contracts	$ 67.2	$ 67.3	$ 69.5	$ 70.2	$ 70.0	$ 277.0
Price-per-unit contracts	55.5	44.4	51.9	48.4	55.2	199.9
Licensing and player loyalty	14.3	14.5	14.0	12.2	15.4	56.1
Instant games revenue	$ 137.0	$ 126.2	$ 135.4	$ 130.8	$ 140.6	$ 533.0

Retail sales of instant games of U.S. lottery instant games customers (4)	$ 9,172	$ 9,820	$ 9,880	$ 9,298	$ 9,794	$ 38,792
Italy retail sales of instant games (4)	€ 2,439	€ 2,476	€ 2,315	€ 2,185	€ 2,466	€ 9,442
Retail sales of U.S. lottery systems contract customers (4)(5)	$ 2,174	$ 2,112	$ 2,133	$ 2,065	$ 2,088	$ 8,398

Lottery Revenue - Supplemental Revenue Metrics
Instant games revenue by geography:
United States	$ 80.6	$ 82.1	$ 87.9	$ 82.6	$ 89.4	$ 342.0
International	56.4	44.1	47.5	48.2	51.2	191.0
Instant games revenue	$ 137.0	$ 126.2	$ 135.4	$ 130.8	$ 140.6	$ 533.0

Services revenue by geography:
United States	$ 33.2	$ 27.6	$ 27.6	$ 27.6	$ 30.1	$ 112.9
International	24.0	22.5	23.4	20.6	22.0	88.5
Services revenue	$ 57.2	$ 50.1	$ 51.0	$ 48.2	$ 52.1	$ 201.4

Product sales revenue by geography:
United States	$ 0.8	$ 2.0	$ 3.5	$ 1.5	$ 2.0	$ 9.0
International	25.0	15.6	17.9	32.2	26.4	92.1
Product sales revenue	$ 25.8	$ 17.6	$ 21.4	$ 33.7	$ 28.4	$ 101.1

Interactive Revenue - Key Performance Indicators
Social gaming:
Average MAU (6)	4.2	4.9	5.2	5.7	7.2	5.8
Average DAU (7)	1.2	1.3	1.4	1.6	1.8	1.5
ARPDAU (8)	$ 0.26	$ 0.23	$ 0.22	$ 0.23	$ 0.22	$ 0.22

Interactive Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Social gaming	$ 23.4	$ 26.4	$ 28.3	$ 34.3	$ 37.6	$ 126.6
Real money gaming (9)	6.6	4.4	3.9	4.2	5.4	17.9
Interactive revenue	$ 30.0	$ 30.8	$ 32.2	$ 38.5	$ 43.0	$ 144.5

(1)  WAP (wide-area progressive), premium and daily-fee participation products comprise participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally without fixed-term lease periods. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation products" and totaled less than 925 units for each period presented.

(2)  Other leased and participation products comprise server-based gaming machines, video lottery terminals, centrally determined gaming machines, electronic table seats, Class II and other leased units. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation products" and totaled less than 925 units for each period presented.

(3) Results of Dragonplay Ltd., acquired by Bally on July 1, 2014, and results from other Bally interactive products and services are now included in the Interactive segment.
(4) Information provided by third-party lottery operators.
(5) U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.
(6) MAU = Monthly Active Users and is a count of unique visitors to our site during a month.
(7) DAU = Daily Active Users and is a count of unique visitors to our site during a day.
(8) ARPDAU = Average revenue per daily active user is derived by dividing revenue for a period by the DAU for the period by the number of days in the period.
(9) Interactive real money gaming operations in the U.K. and Belgium were discontinued during the March 2014 quarter.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - HISTORICAL SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL REVENUE METRICS
(Unaudited)
(in millions, except unit and per unit data)

The table below presents certain standalone historical data for Bally that have been conformed to the current presentation of Scientific Games and is provided as supplemental information. The information presented below includes the results of SHFL entertainment, Inc. since its acquisition by Bally on November 25, 2013 and the results of Dragonplay Ltd. since its acquisition by Bally on July 1, 2014. The information relating to periods prior to the Company's acquisition of Bally on November 21, 2014 has been derived from the books and records of Bally, is not intended to be an indicator of the Company's future results and should be read in conjunction with the historical financial statements of Bally that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on February 3, 2015. The information set forth below relating to periods following the Company's acquisition of Bally should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Bally's previous disclosure categories have been conformed to Scientific Games categories.

						Twelve Months
	Three Months Ended					Ended
	December 31,	March 31,	June 30,	September 30,	December 31,	December 31,
Bally Revenue - Key Performance Indicators	2013	2014	2014	2014	2014	2014

WAP, premium and daily-fee participation products (1):
WAP participation units	2,538	2,478	2,486	2,378	2,204	2,204
Premium and daily-fee participation units	14,467	14,185	13,821	13,393	13,145	13,145
Installed base at period end	17,005	16,663	16,307	15,771	15,349	15,349
Average installed base	16,924	16,834	16,485	16,039	15,560	16,230
Average daily revenue per unit	$ 37.61	$ 39.11	$ 41.05	$ 42.51	$ 41.25	$ 40.96

Other participation and leased units (2):
Installed base at period end	18,280	18,206	18,192	18,885	18,618	18,618
Average installed base	17,149	18,243	18,199	18,539	18,752	18,433
Average daily revenue per unit	$ 20.61	$ 21.52	$ 22.30	$ 21.68	$ 20.74	$ 21.55

Gaming machine sales:
U.S. and Canadian new unit shipments	3,652	3,459	4,069	2,646	2,796	12,970
International new unit shipments	1,500	1,819	2,282	2,099	1,785	7,985
New unit shipments	5,152	5,278	6,351	4,745	4,581	20,955
Average sales price per new unit	$ 15,261	$ 16,574	$ 16,824	$ 17,154	$ 17,829	$ 17,055

Table products:
Utility products sold	138	788	630	824	482	2,724
Average sales price per unit	$ 16,958	$ 16,088	$ 16,032	$ 16,967	$ 17,048	$ 16,511

Table products installed base at period end:
Utility products leased	8,833	8,905	8,923	9,324	9,494	9,494
Proprietary table games ("PTGs")	3,011	3,016	3,037	3,065	3,148	3,148
Table game progressive units, table side bets and add-ons	5,199	5,434	5,685	5,761	5,983	5,983

Bally Revenue - Supplemental Revenue Metrics
Gaming operations	$ 97.1	$ 100.9	$ 104.5	$ 105.8	$ 100.7	$ 411.9
Gaming machine sales	88.1	102.3	119.8	94.2	93.5	409.8
Gaming systems	82.9	89.1	73.9	67.5	52.3	282.8
Table products	14.3	44.1	41.8	45.8	39.4	171.1
Bally gaming revenue	$ 282.4	$ 336.4	$ 340.0	$ 313.3	$ 285.9	$ 1,275.6

Bally interactive revenue (3)	2.8	2.0	2.2	7.5	7.1	18.8
Bally revenue	$ 285.2	$ 338.4	$ 342.2	$ 320.8	$ 293.0	$ 1,294.4

Gaming operations:
WAP, premium and daily-fee participation products (1)	$ 58.6	$ 59.2	$ 61.5	$ 62.8	$ 59.0	$ 242.5
Other leased and participation products (2)	32.5	35.4	37.0	36.9	35.8	145.1
Other services revenue	6.0	6.3	6.0	6.1	5.9	24.3
Gaming operations revenue	$ 97.1	$ 100.9	$ 104.5	$ 105.8	$ 100.7	$ 411.9

Gaming machine sales:
New gaming machines sales	$ 78.6	$ 87.4	$ 106.8	$ 81.4	$ 81.7	$ 357.3
Other product sales	9.5	14.9	13.0	12.8	11.8	52.5
Gaming machine sales revenue	$ 88.1	$ 102.3	$ 119.8	$ 94.2	$ 93.5	$ 409.8

Gaming systems:
Hardware	$ 32.9	$ 39.8	$ 27.9	$ 24.1	$ 15.4	$ 107.2
Software and services(3)	25.3	24.9	22.9	20.1	12.8	80.7
Maintenance	24.7	24.4	23.1	23.3	24.1	94.9
Gaming systems revenue	$ 82.9	$ 89.1	$ 73.9	$ 67.5	$ 52.3	$ 282.8

(1)  WAP (wide-area progressive), premium and daily-fee participation products comprise participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally without fixed-term lease periods.

(2) Other leased and participation products comprise central determination gaming machines, video lottery terminals, electronic table seats, Class II and other leased units.
(3) Results of Dragonplay Ltd., acquired by Bally on July 1, 2014, and results from other Bally interactive products and services are now included in the Interactive segment.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - HISTORICAL SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL REVENUE METRICS
(Unaudited)
(in millions, except unit, per unit data and ARPDAU)

The table below presents certain key performance indicators and supplemental revenue metrics information for the Company's Gaming and Interactive business segments on an unaudited pro forma basis for the periods presented, giving effect to the Company's acquisitions of Bally and WMS and Bally's acquisitions of SHFL entertainment, Inc. ("SHFL") and Dragonplay as if they had occurred on October 1, 2013. The pro forma information has been derived from the historical audited and/or unaudited consolidated financial statements and/or financial information of the Company, Bally, SHFL and Dragonplay.  This pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the results actually would have been had such acquisitions been completed on October 1, 2013.  In addition, the pro forma information does not purport to project the future results of the Company.  The pro forma information should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as the historical financial statements of Bally that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on February 3, 2015.  The results of the Interactive segment were previously included in Gaming segment.  Bally's previous disclosure categories have been conformed to Scientific Games categories.

						Twelve Months
	Three Months Ended					Ended
	December 31,	March 31,	June 30,	September 30,	December 31,	December 31,
Gaming Revenue - Key Performance Indicators	2013	2014	2014	2014	2014	2014

WAP and premium participation products (1):
WAP participation units	6,355	6,253	6,193	6,003	5,749	5,749
Premium and daily-fee participation units	19,790	19,081	18,482	18,115	17,805	17,805
Installed base at period end	26,145	25,334	24,675	24,118	23,554	23,554
Average installed base	26,256	25,603	24,780	24,233	23,627	24,561
Average daily revenue per unit	$ 47.27	$ 50.45	$ 52.57	$ 53.49	$ 52.06	$ 52.12

Other participation and leased units (2):
Installed base at period end	47,569	46,256	45,267	46,303	45,867	45,867
Average installed base	47,229	47,605	46,105	45,690	45,796	46,299
Average daily revenue per unit	$ 15.21	$ 15.40	$ 16.30	$ 16.30	$ 16.04	$ 16.00

Gaming machine sales:
U.S. and Canadian new unit shipments	5,881	5,495	6,622	4,579	4,798	21,494
International new unit shipments	4,188	3,297	3,832	3,461	2,782	13,372
New unit shipments	10,069	8,792	10,454	8,040	7,580	34,866
Average sales price per new unit	$ 15,652	$ 15,620	$ 15,938	$ 16,121	$ 16,576	$ 16,039

Table products:
Utility products sold	614	788	630	824	482	2,724
Average sales price per unit	$ 15,223	$ 16,088	$ 16,032	$ 16,967	$ 17,048	$ 16,511

Table products installed base at period end:
Utility products leased	8,833	8,905	8,923	9,324	9,494	9,494
Proprietary table games ("PTGs")	3,011	3,016	3,037	3,065	3,148	3,148
Table game progressive units, table side bets and add-ons	5,199	5,434	5,685	5,761	5,983	5,983

Gaming Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Gaming operations	$ 193.1	$ 194.0	$ 197.6	$ 198.8	$ 191.7	$ 782.1
Gaming machine sales	182.7	169.5	200.4	162.1	151.9	683.9
Gaming systems	85.4	92.2	77.1	71.0	56.1	296.4
Table products	40.7	44.1	41.8	45.8	39.4	171.1
Gaming revenue	$ 501.9	$ 499.8	$ 516.9	$ 477.7	$ 439.1	$ 1,933.5

Gaming operations:
WAP, premium and daily-fee participation products (1)	$ 114.2	$ 116.2	$ 118.5	$ 119.3	$ 113.2	$ 467.2
Other leased and participation products (2)	66.1	66.0	68.4	68.5	67.5	270.4
Other services revenue (3)	12.8	11.8	10.7	11.0	11.0	44.5
Gaming operations revenue	$ 193.1	$ 194.0	$ 197.6	$ 198.8	$ 191.7	$ 782.1

Gaming machine sales:
New gaming machines sales	$ 157.6	$ 137.3	$ 166.6	$ 129.6	$ 125.7	$ 559.2
Other product sales (3)	25.1	32.2	33.8	32.5	26.2	124.7
Gaming machine sales revenue	$ 182.7	$ 169.5	$ 200.4	$ 162.1	$ 151.9	$ 683.9

Gaming systems:
Hardware (3)	$ 32.8	$ 40.1	$ 28.1	$ 24.5	$ 15.9	$ 108.6
Software and services (3) (4)	27.9	27.7	25.9	23.2	16.1	92.9
Maintenance	24.7	24.4	23.1	23.3	24.1	94.9
Gaming systems revenue	$ 85.4	$ 92.2	$ 77.1	$ 71.0	$ 56.1	$ 296.4

Interactive Revenue - Key Performance Indicators
Social gaming:
Average MAU (5)	7.0	7.6	7.9	8.1	8.6	8.1
Average DAU (6)	1.9	2.0	2.1	2.2	2.2	2.1
ARPDAU (7)	$ 0.20	$ 0.19	$ 0.19	$ 0.19	$ 0.20	$ 0.19

Interactive Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Social gaming	$ 34.4	$ 36.3	$ 38.2	$ 41.2	$ 41.7	$ 157.4
Real money gaming (8)	7.1	5.0	4.3	4.8	5.4	19.5
Interactive revenue	$ 41.5	$ 41.3	$ 42.5	$ 46.0	$ 47.1	$ 176.9

(1)  WAP (wide-area progressive), premium and daily-fee participation products comprise participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally without fixed-term lease periods. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation products" and totaled less than 925 units for each period presented.

(2)  Other leased and participation products comprise server-based gaming machines, video lottery terminals, centrally determined gaming machines, electronic table seats, Class II and other leased units. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation products" and totaled less than 925 units for each period presented.

(3) The Company's legacy central monitoring and gaming systems revenue, previously included in other services revenue and other product sales revenue, is now included in gaming systems revenue.
(4) Results of Dragonplay Ltd., acquired by Bally on July 1, 2014, and results from other Bally interactive products and services are now included in the Interactive segment.
(5) MAU = Monthly Active Users and is a count of unique visitors to our site during a month.
(6) DAU = Daily Active Users and is a count of unique visitors to our site during a day.
(7) ARPDAU = Average revenue per daily active user is derived by dividing revenue for a period by the DAU for the period by the number of days in the period.
(8) Interactive real money gaming operations in the U.K. and Belgium were discontinued during the March 2014 quarter.